UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Vincerx Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

(650) 800-6676

July   , 2024

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Vincerx Pharma, Inc., which will be held at 10:00 a.m., Pacific Time, on Monday, August 12, 2024. The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/VINC2024SM and using the control number included on your proxy materials.

The formal notice of the Special Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by Internet or mail, vote as instructed by your broker, or vote your shares electronically at the Special Meeting.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Chief Executive Officer and Chairman

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Monday, August 12, 2024

To Our Stockholders:

Vincerx Pharma, Inc. will hold a Special Meeting of Stockholders at 10:00 a.m., Pacific Time, on Monday, August 12, 2024 (the “Special Meeting”). The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/VINC2024SM and using the control number included on your proxy materials.

We are holding this Special Meeting:

1.	to approve a one-time stock option repricing and exchange program, as described in this proxy statement (the “Proxy Statement”); and

2.	to transact such other business as may properly come before the Special Meeting and any adjournments or postponements of the Special Meeting.

Stockholders of record at the close of business on July 2, 2024 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Special Meeting, please vote at your earliest convenience by following the instructions in the proxy materials you received in the mail. Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options.

By order of the Board of Directors,

/s/ Dr. Ahmed M. Hamdy
Dr. Ahmed M. Hamdy
Chief Executive Officer and Chairman

Palo Alto, California

July , 2024

The Proxy Statement is available at www.proxyvote.com.

i

PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED JUNE 28, 2024

260 Sheridan Avenue, Suite 400

Palo Alto, CA 94306

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement (this “Proxy Statement”) is being furnished to you in connection with the solicitation by the board of directors of Vincerx Pharma, Inc., a Delaware corporation (“we,” “us,” “our,” “Vincerx” or the “Company”), of proxies in the accompanying form to be used at the Special Meeting of Stockholders of the Company to be held virtually on Monday, August 12, 2024 at 10:00 a.m., Pacific Time, and any adjournments or postponements thereof (the “Special Meeting”).

This Proxy Statement is being mailed to stockholders on or about July  , 2024.

Questions and Answers About the Proxy Materials and the Special Meeting

Why am I receiving these materials?

Our board of directors is soliciting your proxy to vote at the Special Meeting, including at any adjournments or postponements of the meeting. The Special Meeting will be held virtually. You are invited to attend the Special Meeting via live audio webcast to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by Internet or mail. We are sending this Proxy Statement to our stockholders of record and beneficial owners as of the close of business on July 2, 2024, which is the record date for the Special Meeting (the “Record Date”). Stockholders are encouraged to vote and submit proxies in advance of the Special Meeting by Internet or mail as early as possible to ensure their votes are counted.

What proposal will be voted on at the Special Meeting?

One proposal will be voted on at the Special Meeting:

•	Proposal 1: The approval of a one-time stock option repricing and exchange program.

What is the Board’s recommendation?

Our board of directors recommends that you vote:

•	Proposal 1: “FOR” the approval of a one-time stock option repricing and exchange program.

Will there be any other items of business on the agenda?

We do not expect any other items of business. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be properly brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on the Record Date, July 2, 2024, may vote at the Special Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

A list of stockholders of record entitled to vote at the Special Meeting will be available for examination by any stockholder, for any purpose related to the Special Meeting, for 10 days prior to the Special Meeting at our offices located at 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306. Please contact our Secretary by telephone at (650) 800-6676 if you wish to inspect the list of stockholders prior to the Special Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered, with respect to those shares, the stockholder of record.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. Your broker, bank or other nominee will provide instructions on how to vote the shares beneficially owned by you.

How do I vote?

You may vote using any of the following methods:

By Internet. Stockholders of record may submit proxies by following the Internet voting instructions on their proxy materials prior to the Special Meeting. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. The Internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

By Mail. Stockholders of record may submit paper proxies by completing, signing and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” Proposal 1. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing, and dating the voting instruction forms provided by their brokers, banks, or other nominees.

At the Virtual Meeting. Shares held in your name as the stockholder of record may be voted electronically at the Special Meeting by visiting www.virtualshareholdermeeting.com/VINC2024SM and using the control number included on your proxy materials. If you have already voted previously by Internet or mail, there is no need to vote again at the Special Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Special Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Special Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet or mail prior to the Special Meeting so that your vote will be counted if you later decide not to attend the Special Meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Special Meeting. If you submitted your proxy by Internet or mail, you may change your vote or revoke your proxy with a later Internet or mail proxy, as the case may be. If you are a stockholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Special Meeting, a valid, later-dated proxy. Attendance at the Special Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Special Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker, bank or nominee and present it to Continental at least two weeks in advance of the Special Meeting. Please consult the voting instructions or contact your broker, bank or nominee.

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange. Proposal 1 is considered a “non-routine” item for which brokers and nominees do not have discretionary voting power, and therefore, broker non-votes may exist with respect to this proposal. Accordingly, in tabulating the voting results for Proposal 1, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposal 1, assuming that a quorum is obtained.

What constitutes a quorum?

The presence online at the Special Meeting, or represented by proxy, of the holders of at least one-third of the shares of common stock outstanding and entitled to vote on the Record Date, will constitute a quorum. As of the close of business on the Record Date,      shares of our common stock were outstanding and entitled to vote. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are votes counted?

For Proposal 1, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” An abstention has the same effect as a vote “AGAINST” such proposal. Because Proposal 1 is considered non-routine, broker non-votes will have no effect.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” Proposal 1, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What vote is required to approve the proposal?

Proposal 1 requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Special Meeting or represented by proxy and entitled to vote on such proposal.

What is “householding” and how does it affect me?

We have adopted a process for mailing our proxy materials called “householding” which has been approved by the Securities and Exchange Commission (“SEC”). Householding means that stockholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any stockholder at that address. Stockholders participating in householding will continue to receive separate proxy cards.

If you prefer to receive multiple copies of our proxy materials at the same address, additional copies will promptly be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Secretary, Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306, or by calling (650) 800-6676. Eligible stockholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank, or other nominee.

How are proxies solicited?

Our employees, officers, and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Why are we holding a virtual Special Meeting?

The Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. We believe that the virtual meeting format will expand stockholder access and participation. You will not be able to attend the Special Meeting in person.

How can I attend the virtual Special Meeting?

The Special Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Special Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/VINC2024SM and using the control number included on your proxy materials. The Special Meeting will begin promptly at 10:00 a.m., Pacific Time, on Monday, August 12, 2024. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at approximately 9:45 a.m., Pacific Time, on Monday, August 12, 2024.

What if I have technical difficulties accessing or participating in the virtual Special Meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

IMPORTANT

Please promptly vote by Internet or mail, or by following the instructions provided by your broker, bank or nominee, so that your shares can be represented at the Special Meeting.

PROPOSAL 1:

APPROVAL OF STOCK OPTION REPRICING AND EXCHANGE PROGRAM

Introduction

We are seeking stockholder approval of a proposed one-time stock option repricing and exchange program (the “Repricing and Exchange Program”) for our current employees, including our executive officers and certain other service providers. Non-employee directors will not be eligible to participate in the Repricing and Exchange Program. Under the Repricing and Exchange Program, the exercise price per share of all outstanding stock options held by eligible participants under our 2020 Stock Incentive Plan, as amended (the “Incentive Plan”), would be reduced to an amount equal to the closing price of our common stock on the Nasdaq Capital Market on the date of the Special Meeting, and eligible participants would subsequently be given the opportunity to surrender their repriced stock options in exchange for the grant of restricted stock units (“RSUs”) as described below. The exchange portion of the program is intended to approximate a “value for value” exchange, meaning that the accounting fair value of replacement RSUs granted is intended to approximate the fair value of the repriced stock options that are surrendered, so that the participants are in a relatively equal economic position following the exchange.

We believe that the Repricing and Exchange Program would permit us to enhance long-term stockholder value by restoring competitive incentives to the eligible participants so that they are further motivated to complete and deliver on our important strategic and operational initiatives, since stock options that are significantly out-of-the-money (or “underwater”) are perceived by their holders as having little or no incentive value and retention effect, which jeopardizes our ability to continue to attract, retain, and motivate the talented executives and employees that are critical to our continued success and the achievement of our corporate strategies and goals. In addition, the Repricing and Exchange Program will allow us to reduce our equity award “overhang” (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of common stock outstanding) through the cancellation of outstanding stock options that we believe currently provide no meaningful retention or incentive value to our employees. Any net shares from the exchange would return to the Incentive Plan and be available to use for equity awards in the future.

Background

We are a clinical-stage biopharmaceutical company developing cancer therapies, and it is therefore necessary to focus our cash resources on research and development, manufacturing, clinical trials, and other product development activities. We face significant competition for experienced and talented executives and employees with the critical and high demand skills and experience necessary in the biopharmaceutical industry and must compete with compensation packages from other public biotech and pharmaceutical companies that are often far superior to what we can offer due to our limited cash resources.

Given our limited cash resources, it has been, and continues to be, extremely important to use equity incentives such as stock options and RSUs to attract and retain the talented and experienced executives and employees needed to successfully pursue our goals. Using equity compensation also helps to link pay to performance as it encourages executives and employees to work toward our success and aligns their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of our common stock.

Since 2021, the biopharmaceutical industry has undergone a significant decline and resetting of valuations, particularly for smaller public companies such as ours. This has resulted in a significant decline in our stock price over that period, notwithstanding our successes and achievements. The high and low closing price of our stock during 2021, the year in which most of our current employees were hired, was $25.90 and $9.48, respectively. The high and low closing price of our common stock was $10.44 and $0.64 during 2022, $1.90 and $0.63 during 2023, and $    and $    during 2024 through the Record Date. The closing price of our common stock was $20.91 at the end of calendar year 2020, $10.19 at the end of calendar year 2021, $1.02 at the end of calendar year 2022, and $1.18 at the end of calendar year 2023. The closing price of our common stock on July 2, 2024, the Record Date, was $   .

As a result of this significant decline in our stock price over the last three and a half years, the exercise price of all of the stock options held by our employees as of the Record Date is above (in many cases significantly above) the market price of our common stock, with approximately 60% of such grants having an exercise price in excess of $7.00 per share, and approximately 25% of such grants having an exercise price in excess of $12.00 per share. Many of these grants have been outstanding and underwater for a number of years. The following chart is a summary of our outstanding stock options (excluding those held by our non-employee directors).

Per Share Exercise Price ($)	Number of Outstanding Options in the Range	Weighted Average Exercise Price ($)	Weighted Average Remaining Term
$0.82 to $1.17	1,520,484	$ 1.03	8.52
$1.33 to $4.24	829,100	$ 1.77	8.22
$6.26 to $8.00	3,231,154	$ 7.17	9.34
$12.72 to $23.75	1,817,750	$ 18.92	6.66

Repricing and Exchange Program

Structure

Accordingly, on June 26, 2024, our board of directors, based on the recommendation of our compensation committee, approved, subject to the approval of our stockholders at the Special Meeting, the Repricing and Exchange Program. If approved by stockholders, the exercise price per share of Eligible Options (as defined below) would be reduced (the “Repricing”) to an amount equal to one hundred percent (100%) of the closing price of our common stock on the Nasdaq Capital Market on the date of our Special Meeting (the “Repricing Date”), rounded up to the nearest penny (the “Repriced Exercise Price”). There will be no changes to the number of shares underlying the Repriced Options or the vesting schedule or expiration dates of the Repriced Options.

Following the Repricing Date, we anticipate commencing an offer for eligible participants to surrender all or any portion of their repriced stock options (the “Repriced Options”) in exchange for the grant under the Incentive Plan of RSUs that may be settled for shares of our common stock (the “Exchange”), with the number of RSUs granted determined based on the Exchange Ratio (as defined below).

Eligible Participants

Our current employees (including executive officers) and a former employee currently providing service as a consultant (solely for purposes of this proposal defined as an employee) who hold Eligible Options will be eligible to participate in the Repricing and Exchange Program. Our non-employee directors will not be eligible to participate. To be eligible for the Repricing, an employee must remain employed with the company through the Repricing Date. To be eligible for the Exchange, an employee must be employed with the company both at the time the Exchange commences and at the time RSUs are granted following completion of the Exchange. Employees who satisfy these criteria are referred to as “Eligible Participants.”

Eligible Options

All currently outstanding, non-exercised stock options held by an Eligible Participant will be eligible for the Repricing, and all outstanding, non-exercised stock options held by Eligible Participants upon completion of the Exchange will be eligible for the Exchange (as applicable, the “Eligible Options”).

Exchange Ratio

The Exchange will not be a one-for-one exchange. The total number of shares of our common stock underlying an RSU that an Eligible Participant will receive with respect to exchanged Repriced Options will be determined by dividing the number of shares underlying the exchanged Repriced Options by the Exchange Ratio (defined below) and rounding to the nearest whole number. Immediately prior to the commencement of the Exchange, our compensation committee will determine the exchange ratio for all Repriced Options on an approximate value-neutral basis (the “Exchange Ratio”). The Exchange Ratio will result in RSU grants having a fair value (determined for accounting purposes) that is intended to approximate the fair value of the Repriced Options (determined for accounting purposes) that were surrendered in the Exchange. This is intended to minimize any additional compensation expense that we may recognize with respect to the replacement RSUs, other than the compensation expense that might result from fluctuations in our stock price after the commencement of the Exchange but prior to its completion.

Vesting – Repriced Options

The Repriced Options will have the same vesting schedule as the Eligible Options prior to the Repricing. However, in order to exercise any Repriced Options that are not exchanged for RSUs in the Exchange, a holder of such Repriced Options must remain in the continuous employment with the company until the end of the Repriced Option Retention Period (as defined below). If the holder exercises the Repriced Option prior to the end of the Repriced Option Retention Period, or the holder’s employment with the company terminates prior to the end of the Repriced Option Retention Period other than as a result of death or Disability (as defined in the Incentive Plan), such holder will be required to pay a premium exercise price equal to the original exercise price per share of the Eligible Options. The “Repriced Option Retention Period” means the earlier of 12 months following the Repricing Date or the consummation of a Change in Control (as defined in the Incentive Plan).

Vesting – Replacement RSUs

The RSUs granted in exchange for Repriced Options will not be vested on the date they are granted, even if the corresponding exchanged Repriced Options were previously vested. RSUs granted in exchange for Repriced Options will vest as follows: (i) any RSUs granted in exchange for vested Repriced Options and unvested Repriced Options that would have vested in calendar year 2024 will vest in full on December 1, 2024, (ii) any RSUs granted in exchange for unvested Repriced Options that would have vested in calendar year 2025 will vest in full on June 1, 2025, and (iii) any RSUs granted in exchange for unvested Repriced Options that would have vested in calendar year 2026 will vest in full on June 1, 2026. All vesting is subject to continued service with us through the applicable vesting date.

Reasons for Repricing and Exchange Program

In approving the Repricing and Exchange Program, our compensation committee and board of directors considered a number of factors, including the following:

•

Outstanding stock options have little or no perceived value. As of the Record Date, all of our outstanding stock options were underwater (in many cases significantly underwater), many of which have been outstanding and underwater for a number of years. Stock options that are significantly underwater are perceived by their holders as having little or no incentive value and retention effect, which jeopardizes our ability to continue to attract and retain the talented executives and employees needed for our success and to motivate and incentivize them to achieve our corporate strategies and goals.

•

Limited cash resources; importance of equity incentives. We have very little ability to use cash incentives due to the company’s limited cash resources and the need to focus such limited cash resources on product development activities. In addition, we do not believe that the use of cash for long-term incentives would create the same sustained alignment between our employees and our stockholders as equity incentives. As a result, it is critical to our ability to attract and retain executives and employees that we be able to provide appropriate equity incentives.

•

New retention period for repriced options and vesting periods for RSUs. Imposing a new retention period for Repriced Options and new vesting periods for RSUs is intended to encourage employee retention.

•

Reasonable and balanced incentives. The repricing of Eligible Options combined with the opportunity to exchange such Repriced Options for RSUs covering a fewer number of shares, together with new retention and vesting requirements, represents a reasonable and balanced approach, with the potential for a significant positive impact on employee morale, motivation, performance, and retention. Given the significant decline and ongoing volatility of our stock price, offering employees the opportunity to exchange Repriced Options for RSUs allows them to choose whether to retain their Repriced Options or diversify and exchange all or a portion of them for RSUs.

•

Reduction in overhang. The Repricing and Exchange Program is expected to reduce our overhang of outstanding stock options by eliminating underwater options that are currently outstanding. Eligible Participants who elect to surrender Repriced Options in the Exchange will receive RSUs covering fewer shares than the exchanged Repriced Options, which will reduce the overall number of shares underlying outstanding equity awards. Accordingly, the Repricing and Exchange Program could result in a significant reduction in the overhang of our outstanding equity awards.

•

Net shares to become available under Incentive Plan. The net number of shares that become available after the completion of the Exchange will become available for grant under the Incentive Plan. This is expected to give us additional flexibility to attract and retain the talent we need to achieve our business objectives. If all Repriced Options are exchanged for RSUs (assuming an Exchange Ratio of 1.3 Repriced Options for 1 RSU), Repriced Options to purchase approximately 7.4 million shares of our common stock will be surrendered and cancelled, and approximately 5.7 million RSUs will be granted following the Exchange. In this scenario, approximately 1.7 million shares of our common stock would become available for grant under the Incentive Plan.

•

Align compensation expense with retention value. Under applicable accounting rules, we are required to continue to recognize the compensation expense related to Eligible Options while they remain outstanding, even if they remain underwater and are never exercised, and it is an inefficient use of corporate resources to recognize the compensation expense on awards that are not valued by our employees. We believe the Repricing and Exchange Program will allow us to recapture retentive and incentive value from the compensation expense that we have recognized and will continue to recognize.

Alternatives Considered

Our compensation committee and board of directors considered several alternatives in determining to recommend the Repricing and Exchange Program:

•

We could do nothing. However, we believe that the diminished incentive and retention value provided by the current stock options combined with our limited ability to use cash incentives significantly jeopardizes our ability to continue to attract and retain experienced and talented executives and employees whose knowledge, skills, and performance are critical to our success in the extremely competitive biopharmaceutical industry.

•

We could issue additional stock options or other types of equity awards. We also considered special grants of additional stock options at current market prices or RSUs. However, this would substantially increase our overhang and dilution to our stockholders and may not eliminate the employee retention, motivation, and morale issues associated with the current outstanding stock options.

•

We could reprice stock options with no exchange opportunity. However, this would not decrease our overhang. In addition, given the significant decline and ongoing volatility of our stock price, failing to provide employees with the opportunity to exchange Repriced Options for RSUs may limit the incentive and retention effect of the Repriced Options.

•	We could use cash incentives. However, our cash resources are very limited, and using our cash to provide incentives would shorten our cash runway and negatively impact the research and development, manufacturing, clinical trial, and other product development activities that are critical to our success.

Recommendation

Our compensation committee and board of directors carefully considered the above reasons for, and alternatives to, the Repricing and Exchange Program. Based on these factors, our compensation committee and board of directors determined that the Repricing and Exchange Program is in the best interests of the company and our stockholders.

Implementation of Repricing and Exchange Program

We have not commenced the Repricing and Exchange Program, and we will not do so unless our stockholders approve this proposal. If our stockholders approve this proposal, the Repricing will occur on the date of our Special Meeting. Also, if our stockholders approve this proposal, we anticipate commencing the Exchange following the Repricing Date. The actual commencement date will be determined by our compensation committee but must occur within 12 months following the Repricing Date. If the Exchange is not commenced within this timeframe, we would not conduct the Exchange without again seeking stockholder approval. Even if the Repricing and Exchange Program is approved by our stockholders, our compensation committee or board of directors may decide not to implement the Exchange and, even if implemented, retain the authority in their discretion to terminate, amend, or postpone the Exchange at any time prior to its completion.

Upon commencement of the Exchange, Eligible Participants holding Repriced Options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the Exchange. At or before the commencement of the Exchange, we will file an Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Participants, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov. Eligible Participants will be given at least 20 business days to elect to surrender their Repriced Options in exchange for RSUs, which may be extended by us subject to compliance with applicable law. Once the Exchange is closed, Repriced Options that were surrendered for exchange will be canceled, and our compensation committee will approve grants of RSUs to participating Eligible Participants in accordance with the terms of the offer and covering a number of shares of our common stock based on the Exchange Ratio. The RSUs will be granted under our Incentive Plan and will be subject to the terms of the plan and an RSU agreement to be entered into with each Eligible Participant.

Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the Exchange, it is possible that we may need to alter the terms of the Exchange to comply with comments from the SEC. It is also possible that we may need to make modifications to the Exchange for other legal, tax, accounting, or administrative reasons, and our compensation committee and board of directors will retain the discretion to make any such changes to the terms of the Exchange.

Accounting Treatment of the Repricing

Under Financial Accounting Standards Codification Topic 718, the incremental compensation expense will be measured as the excess of the fair value of the Repriced Options over the fair value of the Eligible Options, measured immediately prior to the Repricing, and will be recognized over the remaining vesting period of the Repriced Option.

Under Financial Accounting Standards Codification Topic 718, for Repriced Options that are exchanged for RSUs, the incremental compensation expense will be measured as the excess, if any, of the fair value of the RSU granted over the fair value of the Repriced Options surrendered in exchange for such RSU, measured immediately prior to the cancellation of the Repriced Options, and will be recognized over the vesting period of the RSUs.

Certain U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Repricing and Exchange Program. The following discussion does not set forth any gift, estate, social security, state, or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country. The Internal Revenue Service is not precluded from adopting a contrary position than what is set forth below, and the laws and regulations themselves are subject to change. A more detailed summary of the applicable tax considerations for Eligible Participants will be provided in the offer to exchange that will be made available to Eligible Employees upon the commencement of the Exchange.

None of the Eligible Options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code. No taxable income is reportable by an Eligible Participant as a result of the repricing of the Eligible Options or upon vesting of the Repriced Options. Upon exercise of a Repriced Option, the holder will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price paid for the shares purchased. Any taxable income recognized in connection with a Repriced Option that is exercised by a current or former employee is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the holder.

We believe that the exchange of Repriced Options for RSUs pursuant to the Repricing and Exchange Program should be treated as a nontaxable exchange, and no income should be recognized for United States federal income tax purposes by us or our employees upon the grant of the RSUs. Once the RSUs become vested and the shares of common are delivered to the Eligible Participant, the fair market value of those shares of common stock will be taxed as ordinary income to the Eligible Participant and will be treated as wages for which tax reporting and withholding will be required.

Interests of Certain Persons and Groups in Repricing and Exchange Program

Our non-employee directors will not be permitted to participate in the Repricing and Exchange Program. Our executive officers and non-executive employees will be permitted to participate.

The following table shows, as of the Record Date, the number of shares subject to vested and unvested Eligible Options held by each of our executive officers, our executive officers as a group, and our employees (other than executive officers) as a group:

Name	Shares Subject to vested Eligible Options	Shares Subject to unvested Eligible Options	Weighted Average Exercise Price of Eligible Options Prior to Repricing
Ahmed M. Hamdy, M.D. Chairman and Chief Executive Officer	268,643	268,857	$4.71
Raquel E. Izumi, Ph.D. President and Chief Operations Officer	226,186	225,314	$4.33
Alexander A. Seelenberger Chief Financial Officer	400,827	179,423	$9.16
Tom C. Thomas General Counsel and Chief Legal Officer	371,200	184,050	$10.21
All current executive officers as a group	1,266,856	857,644	$7.28
All employees (including officers who are not executive officers) as a group	2,829,969	2,444,019	$8.56

As of the Record Date, the aggregate of all Eligible Options represented 25% of our total outstanding common stock and 9% of our total outstanding fully-diluted capitalization (that is, the total of our outstanding common stock, stock options, and warrants).

Required Vote

The approval of the Repricing and Exchange Program proposal requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Special Meeting or represented by proxy and entitled to vote on this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. An abstention will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on this Proposal.

Our Board of Directors recommends a vote “FOR” the proposal to approve the Repricing and Exchange Program.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table – Executive Officers

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to or earned by our Chief Executive Officer and the two other most highly compensated executive officers (based on total compensation, including the value of option awards, received during the last fiscal year). These executive officers are referred to collectively as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Ahmed M. Hamdy, M.D.	2023	479,167	164,824	77,416	13,546	(3)	734,953
Chief Executive Officer	2022	460,000	136,850	670,122	12,994	(3)	1,279,966
Raquel E. Izumi, Ph.D.	2023	447,917	132,064	77,416	11,559	(4)	668,956
President and Chief Operations Officer	2022	430,000	109,650	445,212	12,010	(4)	996,872
Alexander A. Seelenberger	2023	369,792	109,029	73,975	12,873	(5)	565,669
Chief Financial Officer	2022	355,000	90,525	346,700	12,504	(5)	804,729

(1)

The amounts in this column represent incentive bonuses earned during 2023 and 2022, respectively, based on the achievement of certain company corporate goals. The bonuses earned during 2023 had not yet been paid as of the mailing of this Proxy Statement. The bonuses earned during 2022 were paid in March 2023.

(2)

The amounts in this column represent the aggregate grant-date fair value of the option awards granted to the named executive officers during 2023 and 2022, respectively, computed in accordance with ASC 718. See Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of assumptions made in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting fair value for these stock options for financial reporting purposes and do not reflect the actual economic value that may be realized by the named executive officers upon the vesting or exercise of the stock options or the sale of the common stock underlying such stock options.

(3)

The amounts for 2023 consist of $11,550 for matching contributions made by us under our 401(k) plan and $1,966 for the value of in-office meals. The amounts for 2022 consist of $10,675 for matching contributions made by us under our 401(k) plan and $2,319 for the value of in-office meals (including a tax gross-up of $718).

(4)

The amounts for 2023 consist of $10,641 for matching contributions made by us under our 401(k) plan and $918 for the value of in-office meals. The amounts for 2022 consist of $10,455 for matching contributions made by us under our 401(k) plan and $1,555 for the value of in-office meals (including a tax gross-up of $481).

(5)

The amounts for 2023 consist of $11,550 for matching contributions made by us under our 401(k) plan and $1,323 for the value of in-office meals. The amounts for 2022 consist of $10,675 for matching contributions made by us under our 401(k) plan, and $1,829 for the value of in-office meals (including a tax gross-up of $508).

Narrative Disclosure to Summary Compensation Table

We have entered into individual employment agreements with all of our executive officers, including our named executive officers, which are described below. For 2023, the compensation program for our named executive officers consisted of base salary, target-based discretionary bonuses, and awards of stock options. In addition, our named executive officers generally are eligible to participate in our 401(k) retirement plan, employee stock purchase plan (other than Dr. Hamdy and Dr. Izumi), health and wellness plans, and other employee benefits.

Base Salary

The base salaries of our named executive officers are set at levels that are commensurate with the executive’s duties and authorities, contributions, prior experience and performance, competitive with base salaries of comparable companies based on available data, and sufficient to enable us to hire executives with the talent and skills we need. The base salaries of our named executive officers are established and approved by our compensation committee when such executives join our company or upon their promotion and are reviewed on an annual basis. The base salaries of our Chief Executive Officer and our other named executive officers, which were not increased in either 2021 or 2022, were increased by 5% for 2023 to help offset high levels of inflation during those periods while at the same time continue to conserve cash.

Cash Bonus

Our named executive officers are eligible to receive annual target-based discretionary cash bonus awards based on a percentage of their base salary. The target bonus percentages of our named executive officers are established and approved by our compensation committee when such executives join our company or upon their promotion and are reviewed on an annual basis. For 2023, bonus awards for all employees, including our named executive officers, were based entirely on the achievement of the corporate performance goals approved by our board of directors, including research, regulatory, clinical, business development, publication, and financial goals. Following completion of the year, our compensation committee reviewed the level of achievement of such corporate goals and deliverables and determined that they had been achieved at the 97.5% level.

401(k) Retirement Plan

We have a 401(k) defined contribution retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions, which are not taxable when distributed). Our 401(k) plan provides that each participant may contribute up to 100% of his or her eligible pre-tax compensation, up to a statutory limit. Participants who are at least 50 years old can also make “catch-up” contributions. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary matching contributions, subject to established limits and a vesting schedule. In 2023, we made matching contributions equal to 100% of a participant’s contributions up to 1% of such participant’s eligible compensation plus 50% of a participant’s contributions between 1% and 6% of such participant’s eligible compensation.

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; sick leave; parental leave; in-office meals; and an employee assistance program. We do not maintain any executive-specific benefit or perquisite programs.

Agreements with Named Executive Officers and Potential Payments Upon Termination or Change of Control

Agreement with Dr. Ahmed M. Hamdy

Effective December 23, 2020, Dr. Ahmed M. Handy entered into an employment agreement with us, pursuant to which he serves as our Chief Executive Officer and Chairman of our board of directors. Dr. Hamdy’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Dr. Hamdy’s initial annual base salary was $460,000. Dr. Hamdy’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Dr. Hamdy is eligible to receive an annual bonus with an initial target of 35% of his then-applicable base salary, subject to increase (but not decrease) in light of Dr. Hamdy’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Dr. Hamdy’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Dr. Hamdy is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Dr. Hamdy resigns for Good Reason (as defined in the employment agreement), and subject to Dr. Hamdy’s delivery of an effective release of claims, Dr. Hamdy will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times his then-current base salary and (b) one and one-half times his then-current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Dr. Hamdy had continued his employment for a period of 12 continuous months following his termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Dr. Hamdy’s election, until the earlier of 18 months following his termination date or the date he becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Dr. Hamdy is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), he shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Agreement with Dr. Raquel E. Izumi

Effective December 23, 2020, Dr. Raquel E. Izumi entered into an employment agreement, pursuant to which she serves as our President and Chief Operations Officer. Dr. Izumi’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Dr. Izumi’s initial annual base salary was $430,000. Dr. Izumi’s employment agreement provides that she is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Dr. Izumi is eligible to receive an annual bonus with an initial target of 30% of her then-applicable base salary, subject to increase (but not decrease) in light of Dr. Izumi’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Dr. Izumi’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Dr. Izumi is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Dr. Izumi resigns for Good Reason (as defined in the employment agreement), and subject to Dr. Izumi’s delivery of an effective release of claims, Dr. Izumi will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times her then-current base salary and (b) one and one-half times her then- current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Dr. Izumi had continued her employment for a period of 12 continuous months following her termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Dr. Izumi’s election, until the earlier of 18 months following her termination date or the date she becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Dr. Izumi is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), she shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Agreement with Alexander A. Seelenberger

Effective December 23, 2020, Alexander A. Seelenberger entered into an employment agreement with us, pursuant to which he serves as our Chief Financial Officer. Mr. Seelenberger’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Seelenberger’s initial annual base salary was $355,000. Mr. Seelenberger’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of Company employees. Subject to the terms and conditions established by our board of directors for such bonus plan, Mr. Seelenberger is eligible to receive an annual bonus with an initial target of 30% of his then-applicable base salary, subject to increase (but not decrease) in light of Mr. Seelenberger’s performance, external market conditions, our financial condition and performance, and such other factors as our board deems appropriate. Mr. Seelenberger’s employment agreement contains customary confidentiality, non-solicitation, and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event that Mr. Seelenberger is terminated without Cause (as defined in the employment agreement), as a result of death or Disability (as defined in the employment agreement), or Mr. Seelenberger resigns for Good Reason (as defined in the employment agreement), and subject to Mr. Seelenberger’s delivery of an effective release of claims, Mr. Seelenberger will be entitled to receive: (1) a lump sum cash payment, less applicable withholding taxes, in an amount equal to (a) one and one-half times his then-current base salary and (b) one and one-half times his then-current target bonus for the fiscal year in which such termination occurred as if all performance goals were achieved; (2) the acceleration in full of all unvested Equity Awards (as defined in the employment agreement) that would have been vested if Mr. Seelenberger had continued his employment for a period of 12 continuous months following his termination date, other than any performance-based Equity Awards, which will accelerate only to the extent provided in the applicable award agreement; and (3) at Mr. Seelenberger’s election, until the earlier of 18 months following his termination date or the date he becomes eligible for group health insurance through a new employer, continuation of health insurance coverage under COBRA and monthly cash payments equal to the costs of such COBRA benefits coverage, less applicable withholding taxes. In the event that Mr. Seelenberger is terminated without Cause or resigns for Good Reason within three months prior to, or within 12 months following, the consummation of a Change in Control (as defined in the employment agreement), he shall be entitled to receive the above payments, provided that all Equity Awards subject to time-based vesting will vest with respect to 100% of the shares underlying such Equity Awards.

Incentive-Based Compensation Recoupment Policy

On November 16, 2023, we adopted an Incentive-Based Compensation Recoupment Policy (the “Recoupment Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, and Listing Rule 5608 of The Nasdaq Stock Market LLC. This Recoupment Policy provides for recoupment by the company of certain incentive-based compensation paid erroneously to certain covered executives in the event of an accounting restatement of our consolidated financial statements.

In connection with the preparation of the consolidated financial statements as of and for the year ended December 31, 2023, we identified an error in the computation of stock-based compensation that resulted in an overstatement of stock- based compensation of approximately $2.4 million for the year ended December 31, 2022. This error resulted from the erroneous inclusion of unvested forfeited awards that should have been excluded in the calculation of stock-based compensation. As a result, net loss for the year ended December 31, 2022 and the balances of accumulated deficit and additional paid in capital at December 31, 2022 were also overstated. The error did not impact the Company’s cash flows from operating activities, financing activities, or investing activities. Based on our assessment of materiality, we concluded that this error did not have a material impact on fiscal year 2022; however, the amount of the prior period error in fiscal year 2022 would have been material to the consolidated financial statements for fiscal year 2023 if the correction of the error was recognized in fiscal year 2023 or left uncorrected, and we therefore revised the impacted fiscal year 2022 financial statements for this error.

Our compensation committee reviewed this restatement and whether any erroneously awarded compensation was received by a covered executive during the applicable recovery period. After review, the compensation committee determined that the revisions to correct this error did not affect any incentive compensation approved, awarded, or granted to our executives and would therefore not result in the recoupment of any compensation under our Recoupment Policy.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2023:

			Option Awards
Name	Date Granted		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ahmed M. Hamdy, M.D.	02/14/22	(1)	84,787	42,713	6.26	02/13/32
	08/25/22	(2)	40,000	20,000	1.71	08/24/32
	11/15/22	(2)	32,500	27,500	0.82	11/14/32
	02/15/23	(2)	37,500	52,500	1.17	02/14/33
Raquel E. Izumi, Ph.D.	02/14/22	(1)	50,872	25,628	6.26	02/13/32
	08/25/22	(2)	40,000	20,000	1.71	08/24/32
	11/15/22	(2)	32,500	27,500	0.82	11/14/32
	02/15/23	(2)	37,500	52,500	1.17	02/14/33
Alexander A. Seelenberger	12/23/20	(3)	200,000	0	19.00	12/22/30
	02/14/22	(1)	36,741	18,509	6.26	02/13/32
	08/25/22	(2)	38,666	19,334	1.71	08/24/32
	11/15/22	(2)	30,333	25,667	0.82	11/14/32
	02/15/23	(2)	35,833	50,167	1.17	02/14/33

(1)	Option vests over three years, with 1/3 of the shares vesting on December 23, 2022 and 1/36 of the shares vesting monthly thereafter.
(2)	Option vests over two years, with 1/24 of the shares vesting monthly following the date of grant.
(3)	Option vests over two years, with 1/3 of the shares vesting on the date of grant and 1/36 of the shares vesting monthly thereafter.

Director Compensation

The following table shows certain information with respect to the compensation of our non-employee directors during 2023:

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Laura I. Bushnell	35,000	17,888	52,888
Brian J. Druker, M.D.	30,000	17,888	47,888
John H. Lee, M.D.	30,000	17,888	47,888
Francisco D. Salva	51,250	17,888	69,138
Ruth E. Stevens, Ph.D.	30,000	17,888	47,888

(1)

Amounts represent the aggregate grant date fair value of the option awards granted in 2023 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718). See Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of assumptions made in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting fair value for these stock options for financial reporting purposes and do not reflect the actual economic value that may be realized by the non-employee directors upon the vesting or exercise of the stock options or the sale of the common stock underlying such stock options.

The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding on December 31, 2023:

Name	Number of shares
Laura I. Bushnell	56,667
Brian J. Druker, M.D.	56,667
John H. Lee, M.D.	56,667
Francisco D. Salva	56,667
Ruth E. Stevens, Ph.D.	50,000

Director Compensation Arrangements

Our board of directors designed our non-employee director compensation program to reward directors for their contributions to our success, align the director compensation program with stockholder interests and our executive compensation program, and provide competitive compensation necessary to attract and retain high quality non-employee directors. Our board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we can recruit and retain qualified directors. Our compensation committee and nominating and corporate governance committees seek input and recommendations from management for director compensation, but make all decisions regarding director and executive compensation.

Our non-employee directors are entitled to the following compensation for their service on our board of directors:

•	an annual cash retainer of $25,000, to be paid in quarterly installments;

•

a non-statutory stock option to purchase 20,000 shares of common stock upon their initial election to our board of directors, prorated if such initial election occurs other than at an Special Meeting of stockholders, and a non-statutory stock option to purchase 15,000 shares of common stock on the date of each Special Meeting of stockholders after their initial election so long as they are serving as a non-employee director as of the date of such Special Meeting (unless they are up for re-election at such Special Meeting and are not re-elected);

•

an annual cash retainer of $15,000 for the chair of the audit committee, $10,000 for the chair of the compensation committee, and $10,000 for the chair of the nominating and corporate governance committee; and

•	an annual cash retainer of $5,000 for other members of the audit committee, compensation committee, and nominating and corporate governance committee.

The exercise price of each stock option will be the closing price of our common stock on the date of grant, as reported by the Nasdaq Stock Market LLC. Each stock option will vest in full on the earlier of 12 months following the date of grant, the next Special Meeting of stockholders, or the consummation of a change of control (as defined in our 2020 Stock Incentive Plan (the “Incentive Plan”)), subject to the director’s continued service. Equity compensation under the director compensation program is subject to the annual limits on non-employee director compensation set forth in our Incentive Plan.

Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services in their capacities as directors. We do not provide tax gross-up payments to members of our board of directors.

Equity Compensation Plan Information

The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2023.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,219,134	$8.74	622,502	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,219,134		622,502	(1)

(1)

Represents 381,018 shares available for future issuance under the Stock Incentive Plan and 241,484 shares available for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2023.

The Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each fiscal year beginning on January 1, 2021, equal to the lesser of (x) 5% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (y) such lesser amount that our compensation committee determines for purposes of the annual increase for that fiscal year. Effective January 1, 2024, the Incentive Plan was increased by 1,070,375 shares pursuant to such evergreen provision. In addition, at our Annual Meeting of Stockholders held on May 23, 2024, our stockholders approved an amendment to the Stock Incentive Plan to increase the shares issuable under the Stock Incentive Plan by 1,500,000 shares.

The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock available for purchase under such plan shall be increased on the first day of each year beginning January 1, 2022, equal to the least of (x) 1% of the number of shares of common stock outstanding on such date or (y) 500,000 shares of common stock, or (z) a lesser amount determined by our compensation committee or our board of directors. Effective January 1, 2024, the ESPP was increased by 214,075 shares pursuant to such evergreen provision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, July 2, 2024, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the Summary Compensation Table, (3) each of our directors and director nominees, and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of our common stock beneficially owned is based on 29,671,903 shares of common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise set forth in footnotes to the table below, the address of each of the persons listed below is c/o Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
Five Percent Holders:
Armistice Capital Master Fund Ltd.(1)	2,993,548	9.9%
Entities Affiliated with Prosight Management, LP(2)	2,497,218	8.4%
LifeSci Holding LLC(3)	2,570,000	8.0%
John C. Byrd, M.D.(4)	1,618,199	5.5%
Named Executive Officers and Directors(5):
Ahmed M. Hamdy, M.D.(6)	2,007,521	6.7%
Raquel E. Izumi, Ph.D.(7)	1,952,370	6.5%
Alexander A. Seelenberger(8)	453,727	1.5%
Laura I. Bushnell(9)	75,869	*
Brian J. Druker, M.D.(9)	111,473	*
John H. Lee, M.D.(9)	57,466	*
Francisco D. Salva(9)	56,667	*
Ruth E. Stevens, Ph.D.(10)	50,000	*
All current executive officers and directors as a group (9 Individuals)(11)	5,390,981	17.2%

*	Represents beneficial ownership of less than 1%.
(1)

In accordance with the terms of warrants to purchase common stock (the “Warrants”) issued to Armistice Capital Master Fund Ltd. (“Armistice”), exercise of the Warrants is subject to a Maximum Percentage (as defined in the Warrants) of 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise. Because of this limitation, the number of shares listed in the table above represent 9.99% of the number of shares of common stock outstanding as of July 2, 2024. If there was no Maximum Percentage on the exercise of the Warrants, Armistice would be deemed to be the beneficial owner of 37,400,000 shares of common stock. The principal address for Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)

According to a Schedule 13G filed jointly on May 3, 2024 by Prosight Management, LP (“Prosight Management”), Prosight Fund, LP (“Prosight Fund”), Prosight Plus Fund, LP (“Prosight Plus Fund”), Prosight Partners, LLC (Prosight Partners”), and W. Lawrence Hawkins (collectively, the “Prosight Entities”), (i) Prosight Management, Prosight Partners, and W. Lawrence Hawkins have shared voting and dispositive power with respect to 2,497,218 shares, (ii) Prosight Fund has shared voting and dispositive power with respect to 213,353 shares, and (iii) Prosight Plus Fund has shared voting and dispositive power with respect to 671,248 shares. The principal address for the Prosight Entities is c/o Prosight Management, LP, 5956 Sherry Lane, Suite 1365, Dallas, Texas 75225.

(3)

Consists of shares of common stock issuable upon exercise of an equal number of warrants. Andrew I. McDonald, a former member of our board of directors, and Michael Rice, as managing members, have shared voting and dispositive power with respect to the securities held by LifeSci Holdings LLC. The business address of LifeSci Holdings LLC is c/o LifeSci Capital LLC, 250 West 55th Street, Suite 3401 New York, NY 10019.

(4)	John C. Byrd has sole voting and dispositive power with respect to the shares. The business address of John C. Byrd is 231 Albert Sabin Way, ML 0551, Room 6065, Cincinnati, OH.
(5)	The business address of each of the individuals is c/o Vincerx Pharma, Inc., 260 Sheridan Avenue, Suite 400, Palo Alto, CA 94306.
(6)

Includes (i) 96,060 shares of common stock held by the Hamdy Family Trust dated 10/7/2015 and (ii) options to purchase 293,262 shares of common stock that are exercisable within 60 days of July 2, 2024.

(7)

Includes (i) 85,214 shares of common stock held by the Izumi-Covey 2000 Revocable Trust U/A 01/09/01, (ii) 1,000 shares of common stock held by Ms. Izumi’s spouse’s Rollover Individual Retirement Account, and (iii) options to purchase 247,957 shares of common stock that are exercisable within 60 days of July 2, 2024.

(8)	Includes options to purchase 420,580 shares of common stock that are exercisable within 60 days of July 2, 2024.
(9)	Includes options to purchase 56,667 shares of common stock that are exercisable within 60 days of July 2, 2024.
(10)	Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of July 2, 2024.
(11)

Consists of (i) 3,761,561 shares of common stock beneficially owned by our current executive officers and directors and (ii) options to purchase an aggregate of 1,629,420 shares of common stock that are exercisable within 60 days of July 2, 2024 by our current executive officers and directors.

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement for the 2025 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 11, 2024. However, if we have not held an annual meeting in the previous year or if the date of the annual meeting has been changed by more than 30 days from the date of the preceding year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. These proposals also must comply with the proxy proposal submission rules of the SEC under Rule 14a-8. Proposals we receive after that date will not be included in the proxy statement for the 2025 annual meeting. We urge stockholders to submit proposals by Certified Mail – Return Receipt Requested.

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before the 2025 annual meeting but do not intend for the proposal to be included in our proxy statement. A stockholder proposal not included in the proxy statement for the 2025 annual meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the first anniversary of the date the proxy statement was provided to the stockholders in connection with preceding year’s annual meeting of stockholders. For the 2025 annual meeting of stockholders, notice must be received between December 11, 2024 and January 10, 2025.

However, if we have not held an annual meeting in the previous year or if the date of the annual meeting has been changed by more than 30 days before or after the anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of (x) the 90th day prior to the date of the scheduled annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

OTHER MATTERS

Our board of directors does not know of any other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Special Meeting, we urge you to vote by Internet or mail.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION VINCERX PHARMA, INC. 260 SHERIDAN AVENUE, SUITE 400 PALO ALTO, CA 94306 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VINC2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V53942-S92547 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VINCERX PHARMA, INC. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain Approval of a one-time stock option repricing and exchange program. NOTE: In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. V53943-S92547 VINCERX PHARMA, INC. SPECIAL MEETING OF STOCKHOLDERS August 12, 2024, 10:00 a.m., Pacific Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Dr. Ahmed M. Hamdy, Dr. Raquel E. Izumi, and Alexander A. Seelenberger, and each of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Vincerx Pharma, Inc. held as of the record date that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., Pacific time, on August 12, 2024, virtually at www.virtualshareholdermeeting.com/VINC2024SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposal 1. In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the Special Meeting of Stockholders and any adjournments or postponements thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE